                           PURCHASE AND SALE AGREEMENT


                                  BY AND BETWEEN


                      BASS ENTERPRISES PRODUCTION CO., ET AL


                                    AS SELLERS


                                       AND


                           CONTINENTAL RESOURCES, INC.


                                     AS BUYER


                               DATED MARCH 28, 1998

                        TABLE OF CONTENTS                    PAGE

 1. Property to be Sold and Purchased . . . . . . . . . . . .  1

 2. Purchase Price. . . . . . . . . . . . . . . . . . . . . .  2

 3. Deposit . . . . . . . . . . . . . . . . . . . . . . . . .  2

 4. Allocation of Base Purchase Price . . . . . . . . . . . .  2

 5. Seller's Representations  . . . . . . . . . . . . . . . .  2

 6. Buyer's Representations . . . . . . . . . . . . . . . . .  3

 7. Covenants of Seller and Buyer Pending Closing . . . . . .  4

 8. Due Diligence Reviews . . . . . . . . . . . . . . . . . .  6

 9. Adverse Environmental Conditions. . . . . . . . . . . . .  8

10. Disposal of Materials, Substances, and Wastes;
     Compliance with Law  . . . . . . . . . . . . . . . . . . 10

11. Certain Price Adjustments to the Base Purchase Price  . . 11

12. Conditions Precedent to Buyer's Obligations . . . . . . . 12

13. Conditions Precedent to Seller's Obligations  . . . . . . 13

14. The Closing . . . . . . . . . . . . . . . . . . . . . . . 13

15. After Closing . . . . . . . . . . . . . . . . . . . . . . 15

16. Certain Accounting Adjustments to the Purchase Price  . . 16

17. Assumption and Indemnification. . . . . . . . . . . . . . 18

18. Environmental Assessment and Indemnification by Buyer . . 19

19. Disclaimer of Warranties. . . . . . . . . . . . . . . . . 19

20. Buyer's Covenant Not to Sue Seller Group . .  . . . . . . 20

21. Commissions . . . . . . . . . . . . . . . . . . . . . . . 20

22. Casualty Loss . . . . . . . . . . . . . . . . . . . . . . 20

23. Notices . . . . . . . . . . . . . . . . . . . . . . . . . 20

24. Survival of Provisions. . . . . . . . . . . . . . . . . . 20

25. Miscellaneous Matters . . . . . . . . . . . . . . . . . . 21


Exhibit A - Oil and Gas Leases

Exhibit B - Wells

Exhibit C - Assignment and Bill of Sale

Exhibit D - Suits, Actions, or other Legal Proceedings Pending

Exhibit E - Allocation of Values

                         PURCHASE AND SALE AGREEMENT

     This Agreement, dated March 28, 1998, is made by and between the signatory parties shown below under "Sellers" whose address is 201 Main Street, Fort Worth, Texas 76102 (hereinafter collectively called "Seller") and Continental Resources, Inc., whose address is P.O. Box 1032, Enid, Oklahoma 73702 (hereinafter called Buyer");

                            W I T N E S S E T H:

     WHEREAS, Buyer desires to purchase the Properties, as defined below, from Seller, and Seller desires to sell the same Properties to Buyer, subject to the terms and conditions of this Agreement.

     WHEREAS, It is the parties' intent that Buyer assume all responsibility and liability as provided herein for all matters relating to the Properties to be assigned.

     NOW, THEREFORE, In consideration of the mutual promises made herein and the benefits to be derived hereunder, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

     1. PROPERTY TO BE SOLD AND PURCHASED. Seller agrees to sell, and Buyer agrees to purchase, for the consideration herein set forth, and subject to the terms and provisions herein contained, the following described Properties, rights, and interests:

          (a) All rights, titles, and interests of Seller in and to: 1) the oil, gas, and mineral leases described in Exhibit A hereto; and 2) the wells described in Exhibit B hereto;

          (b) All rights, titles, and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas, and mineral unitization, pooling, and communitization agreements, declarations, and orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations, and declarations) relating to the properties described in subsection 1.(a) to the extent such rights, titles, and interests are attributable to the properties described in subsection 1.(a);

          (c) All rights, titles, and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts that relate to any of the properties described in subsections 1.a. and 1.b., to the extent such rights, titles, and interests are assignable and attributable to the properties described in subsections 1.(a) and 1.(b);

          (d) All rights, titles, and interests of Seller in and to all rights-of-way, easements, surface leases, permits, and licenses appurtenant to the properties described in subsections 1.(a) and 1.(b); and

          (e) All rights, titles, and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections 1.(a) and 1.(b) and used in connection with the exploration, development, operation, or maintenance thereof.

The properties and interests specified in subsections 1.(a), 1.(b), 1.(c), 1.(d) and 1.(e) are herein sometimes collectively called the "Properties". The defined term "Properties" shall include seismic data, geological or geophysical data, including interpretations, environmental studies, or other similar data, or any interpretations thereof or other data or records related thereto. Seller shall provide Buyer with such data Seller has in its files, excluding any interpretations, engineering reports and evaluations, Seller financial information and all data which Seller considers proprietary or confidential or that Seller cannot provide to Buyer without breaching, or risking a breach of, an agreement with a third party.

     2. PURCHASE PRICE. The unadjusted purchase price for the Properties shall be Eighty Six Million Five Hundred Thousand Dollars ($86,500,000.00), payable in United States dollars, (herein called the "Base Purchase Price"). The Base Purchase Price may be adjusted, as provided in Sections 7.(c), 11. and 16. hereof. The Base Purchase Price, as so adjusted and as otherwise adjusted by mutual agreement of the parties herein, shall be called the "Purchase Price."

     3. DEPOSIT. Upon entering into this Agreement, as evidence of good faith, Buyer shall pay to Seller Eight Million Six Hundred Fifty Thousand Dollars ($8,650,000.00) hereinafter called the "Deposit". If Buyer and Seller consummate the transaction contemplated hereby in accordance with the terms hereof, the Deposit shall be applied to the Base Purchase Price. If Buyer and Seller do not consummate the transaction contemplated hereby because of a material default by Seller, in the absence of a default by Buyer, Seller shall return the Deposit to Buyer and shall, in addition, pay to Buyer the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) as liquidated damages and not as a penalty. Except as provided in Section 12., if Buyer fails or refuses to consummate the transaction contemplated hereby, Seller shall retain the Deposit as liquidated damages and not as a penalty. Buyer stipulates that Seller's damages in the event of Buyer's wrongful failure to close would be uncertain and that the amount of liquidated damages provided herein is reasonable. Forfeiture of the Deposit as liquidated damages as provided herein shall be Seller's sole remedy at law or in equity for Buyer's failure to close as provided in this Agreement. In no event shall the Deposit accrue interest.

     4. ALLOCATION OF BASE PURCHASE PRICE. Buyer has allocated the Base Purchase Price to the Properties by various categories. These categories and the allocations thereto are shown on Exhibit E and have been made in good faith by Buyer and may be relied upon by Seller for all purposes of this Agreement.

     5. SELLER'S REPRESENTATIONS. Each of the individuals and entities comprising Seller represent to Buyer that:

          (a) Each (other than natural persons) is a legal entity duly organized and legally existing under the laws of the State of Texas. Each corporation and limited partnership is qualified to do business in Wyoming and is in good standing, or will be at Closing.

          (b) Each has full power to enter into this Agreement and perform its obligations hereunder and has taken all necessary action to enter into this Agreement and perform its obligations hereunder.

          (c) Execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, and compliance with the terms hereof, will not result in any default under any agreement or instrument to which Seller, or any individual party thereof, is a party or by which the Properties are bound that would be material to this transaction. Execution and delivery of this Agreement will not violate any contractual provision, order, writ, injunction, decree, statute, rule, or regulation applicable to Seller, or any individual party thereof, or to the Properties that would be material to this transaction, except the following:

          (i) Any waivers of preferential rights to purchase that must be obtained from third parties;

          (ii) Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); and,

          (iii) Any approvals that must be obtained from governmental entities who are lessors under leases included in the Properties (or who administer such leases for such lessors) and that are customarily obtained post-closing.

          (d) This Agreement and the Assignment and Bill of Sale provided for in Section 14.(a)(i) hereof and any other documentation provided for herein to be executed by Seller, will, when executed and delivered, constitute the legal, valid, and binding obligations of Seller, enforceable according to their terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general, equitable principles.

          (e) Except as disclosed on Exhibit D, there are no pending suits, actions, or other proceedings in which Seller is a party that materially affect the Properties (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Properties) or affect the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

     6.   BUYER'S REPRESENTATIONS.  Buyer represents to Seller that:

          (a) Buyer is a corporation duly organized and legally existing under the laws of its state of organization. Buyer is qualified to do business in Wyoming and is in good standing, or will be at Closing.

          (b) Buyer has full power and ability to enter into and perform its obligations under this Agreement (including, but not limited to the payment of the Purchase Price at Closing) and has taken all necessary action to enter into this Agreement and perform its obligations hereunder.

          (c) Buyer's execution and delivery of this Agreement, the consummation of the transaction contemplated hereby, and Buyer's compliance with the terms hereof, will not result in any default under any agreement or instrument to which Buyer is a party or by which the Properties are bound that would be material to this transaction. Buyer's execution and delivery of this Agreement will not violate any contractual provision, order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer or to the Properties that would be material to this transaction, except the following:

               (i) Any waivers of preferential rights to purchase that must be obtained from third parties;

               (ii)  Compliance with the "HSR Act;" and,

               (iii) Any approvals that must be obtained from governmental entities who are lessors under leases included in the Properties (or who administer such leases for such lessors) and that are customarily obtained post-closing.

          (d) This Agreement and the Assignment and Bill of Sale provided for in Section 14.(a)(i) hereof and any other documentation provided for herein to be executed by Buyer, will, when executed and delivered, constitute, the legal, valid, and binding obligations of Buyer, enforceable according to their terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general, equitable principles.

          (e) There are no pending suits, actions, or other proceedings in which Buyer is a party that materially affect the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

          (f) Buyer is a knowledgeable purchaser, owner, and operator of oil and gas properties, has the ability to evaluate, and has evaluated, the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto), or a distribution thereof in violation of any other applicable securities laws, rules, or regulations.

          (g) Buyer wishes to replace Seller as operator in every well described on Exhibit B which Seller presently operates. Accordingly, Buyer is, or will become, qualified to operate such Properties under the applicable laws, rules, and regulations of the jurisdiction in which such Properties are located.

     7. COVENANTS OF SELLER AND BUYER PENDING CLOSING. Between the date of this Agreement and the Closing Date:

          (a)  Seller shall permit Buyer access as follows:

               (i) Seller shall give Buyer and its attorneys and other representatives, who have a legitimate need to know, access at all reasonable times during normal business hours to the Properties and, at Seller's office, to Seller's records (including, without limitation, title files, division order files, well files, production records, equipment inventories, and production severance, and ad valorem tax records) pertaining to the ownership and operation of the Properties, to conduct due diligence reviews as contemplated by Section 8. below. Buyer may make copies of such records at its expense but shall, if Seller so requests, return all copies so made if the Closing does not occur. Seller shall not be obligated to provide Buyer with access to any records or data that Seller considers to be proprietary or confidential or that Seller cannot provide to Buyer without breaching, or risking a breach of, confidentiality agreements with other parties. Until Closing, all records and data provided shall be subject to the previously executed Confidentiality Agreement between Buyer and Seller. SELLER MAKES NO WARRANTY, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, AS TO THE ACCURACY OR COMPLETENESS OF THE FILES AND OTHER INFORMATION THAT IT MAY PROVIDE TO BUYER OR THAT MAY BE PROVIDED BY OTHERS.

               (ii) Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, who have a legitimate need to know, at reasonable times and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. Buyer recognizes that some of the Properties are operated by third parties and that Seller's ability to obtain access to such Properties, and the manner and extent of such access, is subject to the consent of such third parties. Buyer agrees to comply fully with the rules, regulations, and any instructions issued by Seller or third party (where a Property is operated by such third party) regarding the actions of Buyer while upon, entering, or leaving the Properties.

               (iii) If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) Buyer will be accompanied by Seller's representative at all times; (b) such access, examination, and inspection shall be at Buyer's sole risk, cost, and expense, and Buyer waives and releases all claims against Seller (its affiliates and their respective directors, officers, employees,attorneys, contractors, and agents) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors, and agents in connection therewith; and (c) BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER (AND

               ITS PARENT, SUBSIDIARY COMPANIES, AND OTHER AFFILIATES
               AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES,
               ATTORNEYS, CONTRACTORS, AND AGENTS) (HEREINAFTER COLLECTIVELY REFERRED TO AS "SELLER GROUP") FROM ANY AND ALL CLAIMS,
               ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES,COSTS, OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS' FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH ACCESS, EXAMINATION, AND INSPECTION. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, OR OTHERWISE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

          (b) Seller shall continue to conduct its business in its ordinary course, and in accordance with all applicable ordinances, statutes, rules, and regulations of all local, state, and federal governments. Seller shall not enter into or assume any contract or commitment which is not in the ordinary course of business as heretofore conducted in association with the Properties and shall carry on its business and operate the Properties as a reasonably prudent operator. Subject to existing contractual obligations, Seller shall not conduct, or commit to participate in, on behalf of Buyer, any operation on the Properties, or lands pooled or unitized therewith and shall not enter into a contract for the sale of crude oil from the Properties continuing in effect past the Effective Date without Buyer's prior written consent. However, Seller may take such steps and incur such expenses as it deems necessary in its sole opinion to deal with an emergency to safeguard any part of the Property without first consulting with Buyer. As soon as possible after the emergency, Seller shall advise Buyer of such emergency action. Except as set forth in this Agreement, Seller shall not sell, assign, transfer, mortgage, farmout, or otherwise dispose of, abandon, or encumber any material portion of the Properties.

          (c) Seller shall use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to each material portion of the Properties, (i) all preferential rights to purchase that would apply to the transaction contemplated hereby and (ii) the parties holding such rights. In attempting to identify the same, Seller shall not be obligated to go beyond its own records. Seller shall request from the parties so identified, and in accordance with the documents creating such rights, waivers of the preferential rights to purchase. Seller shall have no obligation hereunder other than to attempt to identify such preferential rights and to request such waivers. Seller shall not be obligated to assure that such waivers are obtained. Seller may tender to any party refusing to waive such a preferential right the interest covered by such right at a value as mutually agreed to by Buyer and Seller which shall be made in good faith, but in no event shall the value of a well exceed the value assigned to it by Ryder-Scott Company, an independent petroleum reservoir engineering company, in its recent Reserve Report dated January 14, 1998, prepared on behalf of Seller (hereinafter referred to as the "Ryder-Scott Report") using the present value (future net income before income taxes discounted at ten percent (10%)) of the total proved reserves. If Buyer and Seller are unable to agree on a value, the value for a well shall be determined as provided in Section 11.(a)(ii) using the V/T = PVW/PVC equation for Properties falling in Categories A and B as shown on Exhibit E. This value shall be used in determining the value of any interest in a well covered by a preferential right to purchase.
          The value shall be determined using the formula as provided in
          Section 11.(a)(iii) for Properties falling in Category C where F=Seller's net acres subject to a preferential right to purchase.
          To the extent that such an interest is actually sold to a party exercising such a preferential right, it shall be excluded from the transaction contemplated hereby, and the Base Purchase Price shall be reduced by the amount such party paid to Seller for such interest unless the parties hereto agree otherwise.

          (d) If applicable, as soon as practicable after the execution hereof, Buyer shall prepare and submit any necessary filings in connection with the transaction contemplated by this Agreement under the HSR Act. Buyer shall pay all filing fees in connection with such filing, shall request expedited treatment of such filing by the Federal Trade Commission ("FTC"), shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to Seller copies of all filings made under the HSR Act at the same time they are filed with the FTC. Seller shall cooperate with Buyer as to all filings required by the HSR Act.

          (e) After both parties have executed this Agreement, Seller shall deliver to Buyer a copy of its "pay list" for each well listed on Exhibit B (which pay list shall include the name, address, social security number, and applicable share of proceeds of production, to the extent such information is contained in Seller's records, for each party to whom Seller is disbursing proceeds of production with respect to such property); and, a list of all parties for whom it is holding in suspense proceeds of production. Seller does not represent or warrant to Buyer the accuracy of the "pay lists" so delivered.

          (f) At such time that all Asserted Defects (as hereinafter defined) have been fully resolved to the satisfaction of both Parties or if no Defects have been asserted by Buyer as of the Defect Notice Date (as hereinafter defined)upon Seller's receipt of Buyer's written confirmation and assurance that all Defects, if any, have been resolved and Buyer is prepared to close the transaction subject only to Seller's performance of its closing obligations as set forth in
          Section 14(a), Seller shall give Buyer and its accountants access to any and all accounting information in Seller's possession reasonably requested by Buyer for the preparation by Buyer, at its sole expense and risk, of pro-forma financial statements reflecting the financial performance of the Properties for the most recent three (3) calendar year(s). Buyer agrees that none of the information compiled for the purpose of this limited audit shall be used for the purpose of due diligence by Buyer or otherwise to assert any claim against Seller. Seller shall have no responsibility whatever for the financial statements so prepared by Buyer.

     8.   DUE DILIGENCE REVIEWS.

          (a) The term "Defect" as used in this Section shall mean any of the following:

               (i) As of the Effective Date, Seller's ownership of a well listed on Exhibit B hereto either, (A) entitles Seller to receive a share of the oil, gas, and other hydrocarbons produced from, or allocated to, such well that is less than the share set forth on Exhibit B for such well in the columns headed "Net Revenue Interest (NRI)" and "Overriding Royalty Interest (ORI)", excepting any decreases caused by an increase in the landowner's royalty payable to the Federal and State Governments or pursuant to contractual obligations, including, without limitation, sliding scale overriding royalties, which are tied to amount of production, or as mandated by Federal and State statutes or as promulgated in the respective Federal and State Rules and Regulations; or, (B) causes Seller to bear a share of the cost of operating such well greater than the share set forth on Exhibit B for such well in the column headed "Working Interest (WI)" (without a proportionate increase in the share of production to which Seller is entitled from such well);

               (ii) Seller's ownership of a Property is subject to a lien other than (A) a lien that will be released at or before Closing, (B) a lien for taxes not yet delinquent, or (C) a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred that are not yet due;

               (iii) Seller's ownership of a Property is subject to a preferential right to purchase, unless a waiver of such right has been obtained with respect to the transaction contemplated hereby or an appropriate tender of the applicable interest has been made to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right;

               (iv) Seller's ownership of a Property is subject to an imperfection in title that, if asserted, would cause a Defect, as defined in clause (i) above, to exist, and such imperfection in title normally would not be waived by reasonable and prudent persons engaged in the oil and gas business with knowledge of all the facts and their legal bearing and would materially impair or prevent Buyer from receiving payment from the purchasers of production, and would prevent the economic benefit Buyer could reasonably expect by acquiring the Properties;

               (v) Seller's ownership of a non-producing Property is subject to an imperfection in title that, if asserted, would cause Seller's ownership as shown on Exhibit A to be less; and such imperfection in title normally would not be waived by reasonable and prudent persons engaged in the oil and gas business with knowledge of all the facts and their legal bearing and would materially prevent the economic benefit Buyer could reasonably expect by acquiring such Property.

          (b) Buyer may conduct, to the extent it deems appropriate and at its sole risk and cost, such examinations and investigations as it may choose with respect to the Properties in order to determine whether "Defects" exist. Unless waived, Buyer shall notify Seller in writing of such Defects as soon as they are identified, but no later than ten
          (10) days prior to the date upon which Closing is scheduled to occur pursuant to Section 14. [and not as extended pursuant to 14.(i) or 14.(ii)] (hereinafter "Defect Notice Date"). Those Defects identified in such notice to Seller are herein called "Asserted Defects". Such notification shall include a description of the Asserted Defect, the lease(s) described on Exhibit A affected by such Asserted Defect, the well(s) listed on Exhibit B to which the Asserted Defect relates, and all supporting documentation reasonably necessary fully to describe in detail the basis for the Asserted Defect; and, for each property, lease and applicable well, the size of any variance from "Net Revenue Interest (NRI)", "Overriding Royalty Interest (ORI)", or "Working Interest (WI)" set forth in Exhibit B that does or could result from such Asserted Defect. Buyer hereby waives all Defects that it fails to identify to Seller as Asserted Defects on or before the Defect Notice Date. If Buyer timely notifies Seller of Asserted Defects, Seller (i) shall have the right (but not the obligation) to attempt to cure such Asserted Defects prior to Closing, and (ii) shall also have the right (which may be exercised at any time before the Closing Date) to postpone the Closing by designating a new Closing Date not later than thirty (30) days after the Closing Date then existing, if Seller desires additional time to attempt to cure (including determining if it will attempt to cure) one or more Asserted Defects. In lieu of curing or attempting to cure an Asserted Defect, Seller may elect, at any time prior to Closing with respect to any Asserted Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential damages, special damages, or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect; provided, unless Buyer consents, Seller may not so elect to indemnify Buyer in lieu of curing such Asserted Defect(s) if the amount attributable to such Asserted Defect(s) exceeds One Million Dollars($1,000,000.00). If Seller elects to indemnify Buyer as to an Asserted Defect, such Asserted Defect will be treated under this Agreement as cured and, as to such indemnified Asserted Defect, SELLER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS BUYER FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, EXPENSE, OR LIABILITY WHATSOEVER, INCLUDING ATTORNEYS' FEES, ARISING OUT OF THE ASSERTED DEFECT SELLER HAS ELECTED TO INDEMNIFY (EXCEPT ANY CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER).

          (c) Buyer shall have the right to make an environmental assessment of the Properties during the period beginning on the date of execution of this Agreement and ending on the Defect Notice Date. Subject to the provisions regarding Buyer's rights to access under Section 7 hereof, Buyer and its agents shall have the right to enter upon the Properties and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations, and studies as Buyer may deem necessary or appropriate for the preparation of appropriate engineering and other reports in relation to the Properties and their physical and environmental condition. If Buyer proposes to undertake an environmental assessment, Buyer's proposed plan, the consultants to be used, and testing protocol must be approved by Seller before the work may begin. Buyer agrees promptly to provide to Seller a copy of the environmental assessment, including any reports, data, and conclusions. Buyer shall keep all data and information acquired by such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose same to any person or agency without the prior written approval of Seller. BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, EXPENSE, OR LIABILITY WHATSOEVER, INCLUDING ATTORNEYS' FEES, ARISING OUT OF ANY ENVIRONMENTAL ASSESSMENT INCLUDING, BUT NOT LIMITED TO, INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON, OR ABOUT THE PROPERTIES AS A RESULT OF SUCH ACTIVITIES (EXCEPT ANY SUCH INJURIES OR DAMAGES CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP).

          (d) After the Defect Notice Date, Buyer shall be deemed to have inspected the Properties or waived its right to inspect the Properties for all purposes and satisfied itself as to their physical and environmental condition, both surface and subsurface.

     9.   ADVERSE ENVIRONMENTAL CONDITIONS.

          Seller represents to Buyer that to the best of its knowledge there are no environmental conditions, as hereinafter defined, existing as of the date hereof which Seller has not disclosed to Buyer. Seller will advise Buyer of any Condition that Seller becomes aware of from the date hereof to the Closing Date.

          (a) Buyer shall have until the Defect Notice Date to notify Seller of any material adverse environmental condition of the Properties which Buyer deems unacceptable and provide evidence of the condition to Seller. An environmental condition is a material adverse environmental condition ("Condition") only if the following criteria are met:

               (i) The environmental condition would have been required to be remediated on the Effective Date under the Environmental Laws; and,

               (ii) The total cost to remediate all environmental conditions identified by Buyer affecting the Properties to the state required by the Environmental Laws is reasonably estimated to be at least $100,000.00.

          (b) "Environmental Law" shall mean any federal, state, or local law, rule, regulation, order, or ordinance in effect as of the Effective Date of this Agreement pertaining to protecting the public health, welfare, and the environment.

          (c) At Closing, Seller may elect any of the following provided a Condition exists:

               (i) Decrease the Purchase Price by a mutually acceptable amount reflecting Seller's proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Properties to such a state as required by the Environmental Laws;

               (ii) Remove the affected Properties from this Agreement and adjust the Base Purchase Price by an amount mutually agreed to by Seller and Buyer. If Buyer and Seller are unable to agree on an amount, the value of Properties falling in Categories A and B shall be determined as provided in Section 11.(a)(ii) using the V/T = PVW/PVC equation and an appropriate adjustment will be made using this value. The value of all affected Properties falling in Category C shall be determined using the formula in Section 11.(a)(iii) where F=Seller's net acres affected by the Condition.

               (iii) Remedy, or, if applicable, agree to indemnify, Buyer in accordance with Section 8(b); the Condition, as provided below.

          (d) If option (c)(i) above is chosen, Buyer shall be responsible for any remediation and if the actual cost to remediate a Condition exceeds the amount of the estimate, Buyer shall pay the additional costs to remediate the Condition as required by applicable law.

          (e) If option (c.)(iii). above is chosen, the following shall govern the remediation:

               (i) Seller shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Condition or remediation. Buyer shall not make any independent contacts with any agency, authority, or other third party with respect to the Condition or remediation and will keep all information regarding the Condition and remediation confidential, except in each instance to the extent required by applicable law.

               (ii) Seller shall remediate the Condition to the state agreed upon by Seller and Buyer, but in no event will Seller be required to remediate the Condition beyond the state required by the Environmental Laws.

               (iii) Buyer will grant and warrant access to the affected Properties after Closing to Seller and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

               (iv) Buyer will use its best efforts not to interfere with Seller's ingress and egress or assessment or remediation activities. Seller shall make reasonable efforts to perform the work so as to minimize disruption to Buyer's business activities and to the Properties.

               (v) Seller shall continue remediation of the Condition until the first of the following occurs:

                    (1) The appropriate governmental authorities provide written notice to Seller or Buyer that no further remediation of the Condition is required;

                    (2) The parties agree that the Condition has been remediated to the state required by the Environmental Laws or as agreed by the parties.

                    Upon the occurrence of either (1) or (2) above, Seller shall notify Buyer that remediation of the Condition is complete and provide a copy of the notification described in (1) above, if applicable. Upon delivery of Seller's notice, Seller shall be released from all liability and have no further obligations under any provisions of this Agreement in connection with a Condition.

               (vi) Until Seller completes remediation of a Condition, Seller and Buyer will each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the affected Properties.

               (vii) After Buyer takes over as operator, and before Seller has completed remediation of a Condition, if a leak, spill, or discharge of any material or substance ("Occurrence") occurs on the affected Properties, or any part of them, Buyer will promptly notify Seller and act promptly to minimize the effects of the Occurrence. If a spill, leak, or discharge occurs and Seller determines that it may affect the area where Seller is conducting remediation or assessment, Buyer will hire a consultant (who must be acceptable to Seller) to assess the effect of the Occurrence on the environmental condition of the affected Properties, and the cost of Seller's remediation work and the cost of the additional work required as the result of the Occurrence. Unless the Occurrence was caused solely by Seller, Buyer will be responsible for the incremental cost of remediating the impact of the Occurrence. If Seller's remediation is expanded to incorporate remediation of the Occurrence, Buyer will promptly pay its share of costs and expenses to Seller as the work is performed, within thirty (30) days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of twelve percent (12%) per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer's receipt of the invoice until paid.

               If the cost of the additional work equals or exceeds the cost to complete the remediation which would have been incurred but for the Occurrence, Seller will pay Buyer the cost that would have been incurred by Seller to complete the remediation but for the Occurrence. As consideration for this payment, Buyer will accept the environmental condition of the affected Properties as they exist on the date of the payment, assume full responsibility for remediating the affected Properties and related off-site contamination in accordance with this Agreement, and agrees to release, not to sue, indemnify, hold harmless, and defend Seller as to claims and liabilities arising from the Occurrence to the same extent as described in Sections 17., 18., and 20.

               (viii) If Seller undertakes remediation as to any Properties in which Seller's ownership was less than 100%, and provided that the expense(s) incurred by Seller in such remediation are fair and reasonable, Buyer will bill the other working interest owners for their share of the remediation expenses. Regardless of whether Buyer recoups any amount from the other working interest owners, Buyer will refund to Seller, within sixty (60) days of each Seller invoice, with documentation, any amounts expended by Seller over the amount attributable to Seller's former working interest share.

               (ix) If Seller will assess or remediate the affected Properties after Closing, the Assignment and Bill of Sale or other recordable instrument will restate the rights and obligations of this section.

     10. DISPOSAL OF MATERIALS, SUBSTANCES, AND WASTES; COMPLIANCE WITH LAW. Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Properties (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Date, in accordance with applicable local, state, and federal laws and regulations. Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite. When any lease terminates, an interest in which has been assigned under this Agreement, Buyer will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Properties affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Properties. Buyer shall assume full responsibility for the operations conducted pursuant to this Section 10. and agrees to release, not to sue, indemnify, hold harmless, and defend Seller as to all claims and liabilities arising therefrom to the same extent as described in Sections 17., 18., and 20.

     11.  CERTAIN PRICE ADJUSTMENTS TO THE BASE PURCHASE PRICE.

          (a) If Buyer presents Asserted Defects to Seller as a part of the due diligence reviews provided for in Section 8. above, and if Seller is unable or unwilling to cure such Asserted Defects prior to Closing, or if Buyer has elected to treat a Property affected by a casualty loss pursuant to Section 22. as if it were a Property affected by an Asserted Defect, then an appropriate adjustment to the Base Purchase Price to account for such Asserted Defects shall be made as follows:

               (i) Buyer and Seller shall attempt to agree upon an appropriate adjustment to the Base Purchase Price to account for an Asserted Defect which Seller either is unable or unwilling to cure prior to Closing, and those Properties, or any part thereof, associated with the Asserted Defect shall be excluded from this Agreement and any rights of Buyer hereunder to such Properties shall terminate.

               (ii) If Buyer and Seller are unable to agree upon an appropriate adjustment with respect to an Asserted Defect which affects Seller's interest in any Property falling in either Category A or B as shown on Exhibit E, adjustments shall be made as follows:

               Determine the value of all wells contained in the Unit in which the Property affected by the Asserted Defect falls by using the following equation and solve for V. "Unit" as used herein shall mean a drilling and spacing unit as determined by order or rule of the Wyoming Oil & Gas Conservation Commission or as otherwise permitted by law, or the Participating Area affected by the Asserted Defect.

                    V/T = PVW/PVC

                    T = Total amount ($) allocated to category containing Unit as shown
               on Exhibit E.

                    PVW = BFIT PV @ 10% (Future net income before income taxes discounted at ten percent (10%)) of total proved reserves in all wells in Unit as contained in the Ryder-Scott Report.

                    PVC = BFIT PV @ 10% (Future net income before income taxes discounted at ten percent (10%)) of total proved reserves in all wells in Category as contained in the Ryder-Scott Report.

               The Base Purchase Price shall be adjusted by the absolute value of an amount using the following formula:

                    Adjustment = V X (1-[B/C])

                    V = Value of wells as determined above.

                    B = Correct net revenue interest for all wells in Unit
               including any overriding royalty interest.

                    C = Net revenue interest, including any overriding royalty interest, as shown on Exhibit B in all wells in Unit.

               (iii) If an Asserted Defect affects Seller's interest in any Property falling in Category C and Buyer and Seller cannot mutually agree on an appropriate adjustment to the Base Purchase Price, adjustments shall be made using the following formula:

                    Adjustment = T X F/25,000

                    T = Total amount ($) allocated to Category C as shown on
               Exhibit E.

                    F = Seller's net acres affected by uncured Asserted Defect.

          (b) If it is determined that Seller's interest in a well listed on Exhibit B is greater or lesser than the interest shown for such well under the columns headed "Net Revenue Interest (NRI)" and "Overriding Royalty Interest (ORI)" on Exhibit B, then Seller or Buyer may propose an increase or decrease, as applicable, in the Base Purchase Price, in which case such increase or decrease shall be handled in the same manner as provided above with respect to adjustments for Asserted Defects; provided that the party making such determination shall notify the other party of such adjustment on or before the Defect Notice Date. Buyer shall have an affirmative obligation to disclose to Seller circumstances discovered by Buyer in its due diligence review that could result in an increase in the Base Purchase Price hereunder. No increase in the Base Purchase Price will result from any royalty reduction resulting under the Federal Royalty Reduction Program.

          (c) Notwithstanding the adjustments to be made pursuant to subsections 11.(a) and 11.(b) above, if such adjustments do not exceed $250,000 in the aggregate, no such adjustments shall be made and none of the Properties that would otherwise have been excluded pursuant to subsection 11.(a) above shall be excluded. If the adjustments to be made pursuant to subsections 11.(a) and 11.(b) above, do exceed $250,000.00, the Base Purchase Price shall be adjusted according thereto.

     12. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. Buyer's obligations at Closing under this Agreement are subject to each of the following conditions:

          (a) Seller's representations under this Agreement shall be true and accurate in all material respects as of the date when made and at Closing, except as to changes specifically contemplated by this Agreement or consented to by Buyer in writing.

          (b) Seller shall have performed and complied in all material respects with every covenant, agreement, and condition required by it under this Agreement prior to or at the Closing unless performance or compliance therewith shall have been waived by Buyer in writing.

          (c) If applicable, Buyer and Seller shall have received approval from the FTC under the HSR Act of the transaction contemplated by this Agreement, or shall have received notification that the waiting period under such act has been terminated, or the waiting period under such act shall have expired.

          (d) The Base Purchase Price increase or decrease resulting from the adjustments to be made pursuant to subsections 11.(a) and 11.(b) does not exceed twenty percent (20%) of the Base Purchase Price.

          (e) On the Closing Date, no material suit, action, or other proceeding against Buyer shall be pending before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transaction contemplated by this Agreement.

If any such condition precedent to the obligations of Buyer under this Agreement is not met as of the Closing Date, and if Buyer is not in material breach of its obligations hereunder, this Agreement may be terminated at the option of Buyer. If Buyer thus terminates this Agreement, the Deposit shall be returned to Buyer and the parties shall have no further obligations to one another hereunder (other than the indemnifications contained in Sections 7.(a)(iii), 8.(c), and 21. hereof, which shall survive such termination). Notwithstanding the foregoing, if a condition set forth above, other than condition 12.(c) or 12.(d), is not met (and is asserted by Buyer as a failure of one of its conditions of Closing), and if the reasons such condition is not met relate only to some, but not all, of the Properties, failure of such condition to be met may, at the option of either Buyer or Seller, be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Section 11. above.

     13. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligations at Closing under this Agreement are subject to each of the following conditions:

          (a) Buyer's representations under this Agreement shall be true and accurate in all material respects as of the date when made and at Closing, except as to changes specifically contemplated by this Agreement or consented to by Seller.

          (b) Buyer shall have performed and complied in all material respects with every covenant, agreement, and condition required by it under this Agreement prior to or at the Closing unless compliance therewith shall have been waived by Seller.

          (c) If applicable, Buyer and Seller shall have received approval from the FTC under the HSR Act of the transaction contemplated by this Agreement, or shall have received notification that the waiting period under such act has been terminated, or the waiting period under such act shall have expired.

          (d) The Base Purchase Price reduction or increase resulting from the adjustments to be made pursuant to subsections 11.(a) and 11.(b) does not exceed twenty percent (20%) of the Base Purchase Price.

          (e) On the Closing Date, no material suit, action, or other proceeding against Seller shall be pending before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transaction contemplated by this Agreement.

If any such condition precedent to the obligations of Seller under this Agreement is not met as of the Closing Date, this Agreement may be terminated at the option of Seller. If Seller terminates this Agreement because of Buyer's failure to fulfill condition 13.(a) or 13.(b), the Deposit shall not be returned to Buyer. If Seller terminates this Agreement because of conditions 13.(c), 13.(d), or 13.(e), and Buyer is not in material default under this Agreement, the Deposit shall be returned to Buyer. Thereafter, Seller and Buyer shall have no further obligations to one another hereunder (other than the indemnifications contained in Section 7.(a)(iii), 8.(c), and 21. hereof, which shall survive such termination).

     14. THE CLOSING. If the conditions referred to in Section 12. of this Agreement (the "Conditions Precedent to Buyer's Obligations") and Section 13. of this Agreement (the "Conditions Precedent to Sellers Obligations") have been satisfied or waived, the consummation of the transaction contemplated hereby ("Closing") shall take place in the offices of Seller, at 201 Main Street, Fort Worth, Texas 76102, on May 14, 1998, at 10:00 a.m. Central Standard Time, or at such other date and time (i) as the Buyer and Seller may agree or, (ii) to which Seller may postpone the Closing pursuant to Section 8.(b) hereof (such date and time herein called the "Closing Date"). It is provided however, that Seller shall not be permitted to extend the Closing Date pursuant to Section 8(b) beyond July 14, 1998, unless Buyer consents.
At the Closing:

          (a)  Seller shall:

               (i) Execute, acknowledge, and deliver to Buyer a conveyance of the Properties (the "Assignment and Bill of Sale"), which shall include a warranty of title as against claims arising by through or under Seller, and not otherwise, and in the form attached hereto as Exhibit C (with Exhibits A and B attached thereto), effective as of seven o'clock a.m., (7:00 a.m.) Mountain Standard Time on June 1, 1998, (herein called the "Effective Date");

               (ii) Execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state or federal leases included in the Properties;

               (iii) Execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties;

               (iv) If Buyer requests, deliver to Buyer an affidavit or other certification (as permitted by the Internal Revenue Code of 1986, as amended) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of such code (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in such code and regulations promulgated thereunder);

               (v) With respect to Properties operated by Seller and to the extent available, deliver to Buyer all requisite consents of non-operators under any operating agreement naming Buyer as successor operator; and copies of such requests for consent which were sent but not obtained prior to Closing;

               (vi) Deliver to Buyer resignations of operator and/or Changes of Operator/Owner Forms properly executed on behalf of Seller for all Seller-operated wells acquired by Buyer; and, any other forms required by governmental authorities having jurisdiction which must be initiated by Seller to change the operator from Seller to Buyer as of the Effective Date; and,

               (vii) Certificates in form and substance satisfactory to Seller, effective as of the Closing Date and executed by Seller's duly authorized officer, partner, or owner, as appropriate, to the effect that (1) Seller has all requisite corporate, partnership, or other power and authority to sell the Properties on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction, and (2) each individual executing the closing documents has the authority to act on behalf of Seller.

               (viii) Deliver possession of the Properties to Buyer as of the Effective Date.

          (b)  Buyer shall:

               (i) Deliver to Seller, by wire transfer to an account designated by Seller in a bank located in the United States, an amount payable in United States dollars equal to the amount as set forth on the Closing Settlement Statement as provided for in Section 16.(c) below;

               (ii)  Deliver to Seller, except to the extent waived by Seller:

          (A) Evidence of compliance with the requirements of all laws, rules, and regulations relating to the transfer of operatorship from Seller to Buyer;

          (B) Evidence of Buyer's bond coverage as required by all laws, rules, and regulations, or that a cash deposit, certificate of deposit, letter of credit, or some other permitted financial security has been accepted by the proper regulatory agency for each well requiring such coverage;

          (C) Evidence of compliance with the requirements of all laws, rules, and regulations that Buyer is qualified to succeed to Seller's interest in the Properties; and,

          (D) Certificates in form and substance satisfactory to Seller, effective as of the Closing Date and executed by Buyer's duly authorized officer, partner, or owner, as appropriate, to the effect that (1) Buyer has all requisite corporate, partnership, or other power and authority to purchase the Properties on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction, and (2) each individual executing the closing documents has the authority to act on behalf of Buyer.

          (iii) Execute such forms and take such other steps as Seller may reasonably require to (A) succeed Seller with respect to the Properties under the rules and regulations of applicable authorities and (B) assume any and all liabilities of Seller with respect to the wells described on Exhibit B; and,

          (iv)  Take possession of the Properties.

     15. AFTER CLOSING. Within thirty (30) days after Closing, Seller shall make available for delivery to Buyer at Seller's offices all of Seller's lease files, abstracts and title opinions, division order files, production records, well files, copies of accounting records (but not including general financial accounting or tax accounting records), and other similar files and records that directly relate to the Properties. Notwithstanding the foregoing, Seller shall not be required to deliver to Buyer materials that Seller considers proprietary or confidential or that Seller legally cannot provide to Buyer without breaching, or risking a breach of, confidentiality agreements with other parties. It is expressly understood that Buyer is not entitled to acquire any records except as expressly provided in Section 1. hereof. Seller may retain such files, or copies thereof, or such information as it deems necessary for all purposes, including but not limited to, preparing a Final Settlement Statement as provided in Section 16., or for purposes of filing tax returns covering the Properties. Any files or materials retained by Seller after Closing pursuant hereto, shall be sent to Buyer as soon as reasonably practicable after final payment is made in accordance with the Final

Settlement Statement. Seller may, at its own expense, have access to and make copies of all, or any part thereof, of the files and records provided Buyer hereunder at reasonable times and upon reasonable notice during regular business hours for as long as the Properties remain in effect.

As to those wells which Seller is disbursing proceeds of production, Seller shall continue to collect proceeds of production as long as it remains operator and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be forwarded promptly to its successor as operator.

Provided Buyer succeeds Seller as operator, Buyer shall become responsible for all disbursements of proceeds of production and such disbursement activities shall be included in the matters that Buyer assumes and with respect to which Buyer indemnifies Seller under Section 17 below.

SELLER GIVES NO ASSURANCE HEREUNDER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE PARTIES OTHER THAN SELLER OWN INTERESTS IN SUCH PROPERTY. It is understood that in most (if not all) of the operating agreements affecting the Properties, Seller does not have the right to transfer operations of the leasehold interests subject thereto to Buyer. However, Seller shall use its best efforts to secure consent from all non-operators naming Buyer as Operator under such operating agreements prior to Closing, to be effective on the Closing Date and provided Closing takes place. After Closing, Buyer shall use its best efforts to comply with the terms of any operating agreements to name a successor operator thereunder for which Seller was unable to obtain prior to Closing. Upon obtaining consent from non-operators naming Buyer as successor operator, Seller and Buyer promptly shall file all forms required by any governmental agency having authority, to change the operator from Seller to Buyer.

Seller shall operate the Seller-operated Properties until the Effective Date and thereafter, if necessary, until such time as provided under the applicable operating agreement, plan of unitization, or law requires. As soon as practicable thereafter, operations shall be turned over to, and become the responsibility of, Seller's successor as Operator To the extent Seller so operates any Property after the Effective Date, its obligations to Buyer with respect to such operations shall be no greater than those that it would have to a non-operator under the applicable operating agreement. In the absence of an operating agreement, those terms and provisions contained in the AAPL 610 (1382 Revision) form Operating Agreement shall apply. THE PARTIES RECOGNIZE THAT, UNDER SUCH AGREEMENTS AND SUCH FORM OF AGREEMENT, THE OPERATOR IS NOT RESPONSIBLE TO THE OTHER PARTIES THERETO FOR ITS OWN NEGLIGENCE AND HAS NO RESPONSIBILITY TO SUCH OTHER PARTIES OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

As to all wells acquired by Buyer hereunder which Seller continues to operate on behalf of Buyer and for Buyer's account after the Effective Date because a successor operator has not been approved by the requisite governmental authority, or consent of non-operators has not been obtained, by mutual agreement or otherwise, Seller will be paid the producing well overhead rates shown in the operating agreement applicable to such wells and if there is no such established rate, Buyer shall pay Seller for its proportionate share thereof based upon the rate of five hundred dollars ($500.00) per month, or any part thereof, for each well.

     16.  CERTAIN ACCOUNTING ADJUSTMENTS TO THE PURCHASE PRICE.

          (a) Appropriate adjustments to the Purchase Price shall be made between Buyer and Seller to reflect the following:

               (i) All rights to proceeds, receipts, reimbursements, credits, and income attributable to the Properties and accruing before the Effective Time, as defined below, shall be the property of Seller. All proceeds, receipts, credits, income, and charges attributable to the Properties acquired by Buyer hereunder and accruing on and after the Effective Time shall be the property of Buyer. As to Properties operated by Seller and purchased by Buyer hereunder and concerning accounts held in suspense, Seller will pay in full the royalty accounts that were suspended because the amount due is less than the statutory or contractual minimum for payment. As to all other suspended accounts, if any, Seller shall transfer to its successor as operator all monies held in a suspended account which were received for production produced from or allocated to the Properties on and after the Effective Time. As to proceeds received for production produced from or allocated to the Properties before the Effective Time and held in a suspense account at Buyer's option, Seller may either: 1) Retain the suspended amounts after Closing and, upon proof satisfactory to Seller, release the money to the proper party; or, 2) Transfer the suspended amounts to Buyer for future disbursement. Once suspended amounts have been transferred to Buyer for future disbursement, Buyer agrees to be responsible for disbursing the suspended monies to the proper parties and shall release, indemnify, defend, and hold harmless the Seller Group from any and all claims, actions, causes of action, liabilities, damages, losses, costs, or expenses (including, without limitation, court costs and attorneys' fees), arising out of or in any way connected with making such disbursements, or failure to make a disbursement.

               (ii) Seller shall be responsible for and pay (A) all charges and invoices for costs and expenses (including, without limitation, lease maintenance payments, drilling and operating expenses, capital expenditures, and overhead charges) accruing before the Effective Time and attributable to the Properties and (B) necessary royalty disbursements of proceeds realized from the sale of production produced from and allocated to the Properties before the Effective Time. Buyer shall be responsible for payment of (C) all charges and invoices for costs and expenses (including, without limitation, lease maintenance payments, drilling and operating expenses, capital expenditures, and overhead charges) accruing on and after the Effective Time and attributable to the Properties acquired hereunder and (D) necessary royalty disbursements of proceeds realized from the sale of production produced from and allocated to the Properties acquired hereunder on and after the Effective Time. All payments made by Seller for items under (C) above for which Buyer is responsible shall be reimbursed by Buyer. Seller shall reimburse Buyer for all monies received by Seller from non-operators as payment of Seller's invoices for the operations of the wells described on Exhibit B for periods on and after the Effective Time.

               (iii) Seller will be credited with an amount equal to the simple interest accrued on the Adjusted Purchase Price for the period beginning with the Closing Date and continuing through the Effective Date at seven percent (7%) simple annual interest calculated as follows:

                    INTEREST = Adjusted Purchase Price x number of days from
                               closing to Effective Date x 7% divided by 365;

               The amount of interest credited to the Buyer will not exceed $250,000.00 regardless of the above calculation, and further such credit shall be only be applied if Closing occurs before the Effective Date.

          (b)  In making such adjustments, the Parties agree that:

               (i) Seller will cause such oil storage facilities which store oil produced from the Properties to be gauged or strapped as of 7:00 a.m. Mountain Standard Time on the Effective Date, herein also referred to as the Effective Time. Seller also has caused the gas production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting gas production from the Properties to be read as of the Effective Time. The results of such gauging, strapping, or chart reading are conclusive and shall be made available to Buyer. The production in such storage facilities or through such meters on the gas pipelines as of the Effective Time shall be owned by Seller; and, thereafter, production placed in such oil storage facilities and gas production passing through the aforesaid meters on the pipelines shall be owned by Buyer, insofar as to the interests subject hereto as of Closing.

               (ii) All ad valorem, severance, production and similar taxes applicable to the Properties shall be prorated between Seller and Buyer as of the Effective Date. Therefore, all such taxes for 1997 and prior years and for the portion of 1998 prior to the Effective Date levied against the Properties shall be borne and paid by Seller; and, all ad valorem and similar taxes for the remainder of 1998 and thereafter levied against the Properties shall be borne and paid by Buyer, irrespective if the amount levied is based on the previous year's production or any other basis.

               (iii) Where Seller owns one-hundred percent (100%) of the working interest under a well and there is no overhead charge for determining the overhead expense to be charged to Buyer on and after the Effective Date, the overhead charge shall be deemed to be five hundred dollars ($500.00) per month, or any part thereof, per well.

               (iv)  Each party shall be responsible for its own income taxes.

          (c) With respect to matters that can be determined as of Closing, Seller shall prepare, in accordance with the provisions of this Agreement and with generally accepted accounting principles, a statement (the "Closing Settlement Statement") setting forth each adjustment to the Base Purchase Price to the best of Seller's knowledge, whether upward or downward, as may be required in accordance herewith. Seller shall submit to Buyer the Closing Settlement Statement no later than five (5) days prior to the Closing Date and shall afford Buyer access to Seller's records pertaining to the computation of the Closing Settlement Statement. Prior to the Closing, Buyer and Seller will agree upon the adjustments stated therein to be made to the Purchase Price, or will specify the adjustments to which there are differences and the adjustments to be omitted therefrom. Only the agreed upon adjustments shall be taken into account in computing the adjustments to be made to the Purchase Price at Closing. Final adjustments to the Purchase Price to be made hereunder shall be made within one hundred-twenty (120) days after the Closing Date for all matters other than Asserted Defects according to
          (d) hereinbelow as follows:

          (d) As soon as practicable after the Closing, and in no event later than sixty (60) days following the Closing Date, Seller shall deliver to Buyer, in accordance with the provisions of this Agreement and with generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment under this Agreement which was not determined as of the Closing. Within sixty
          (60) days after Buyer's receiving the Final Settlement Statement, the Parties shall agree upon the adjustments and payments stated in such Final Settlement Statement, and the net of such adjustments and payments shall be paid in cash to the appropriate Party by the other Party within five (5) days following agreement as to the Final Settlement Statement. If the Parties fail to reach agreement as to all adjustment within said sixty (60) day period, the net amount of all undisputed adjustments shall be paid and any remaining disputed items shall be submitted for determination by a nationally recognized firm of public accountants selected by the parties, whose decision shall be final and binding. The parties shall share equally the costs of such determination.

     17.  ASSUMPTION AND INDEMNIFICATION. UPON DELIVERY TO AND

ACCEPTANCE BY BUYER OF THE ASSIGNMENT AND BILL OF SALE, BUYER SHALL BE DEEMED TO HAVE ASSUMED, TO PAY AND PERFORM TIMELY, ALL DUTIES, EXPENSES, OBLIGATIONS, LOSSES, HAZARDS AND LIABILITIES RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES ARISING ON AND AFTER THE EFFECTIVE DATE (INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER OR BY VIRTUE OF ANY LEASE, CONTRACT, AGREEMENTS, DOCUMENT, PERMIT OR RULE, OR DELAY IN OBTAINING APPROVAL OF FEDERAL OR STATE ASSIGNMENTS); AND, TO RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES, COSTS, OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS' FEES) OF ANY KIND OR CHARACTER ARISING OUT OF OR OTHERWISE RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES ON AND AFTER THE EFFECTIVE DATE. IN CONNECTION WITH (BUT NOT IN LIMITATION OF) THE FOREGOING, IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT MATTERS ARISING OUT OF OR OTHERWISE RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES ON AND AFTER THE EFFECTIVE DATE SHALL BE DEEMED TO INCLUDE ALL MATTERS ARISING OUT OF THE STATUS AND THE CONDITION OF THE PROPERTIES ON THE EFFECTIVE DATE INCLUDING, WITHOUT LIMITATION, ALL OBLIGATIONS TO PROPERLY PLUG AND ABANDON WELLS LOCATED ON THE PROPERTIES, TO RESTORE THE SURFACE OF THE PROPERTIES TO AS NEAR ITS ORIGINAL CONDITION AS PRACTICABLE AND TO COMPLY WITH, OR BRING THE PROPERTIES INTO COMPLIANCE WITH, APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS, INCLUDING ALL LIABILITY AND EXPENSE FOR ANY RESTORATION, REMEDIATION, CLEAN-UP, DISPOSAL OF WASTE, OR REMOVAL THAT MAY BE INCURRED AS A RESULT OF THE EXISTENCE OR DISCOVERY OF NATURALLY OCCURRING RADIOACTIVE MATERIALS, OR OTHER HAZARDOUS OR DELETERIOUS SUBSTANCES IN, ON, UNDER OR ASSOCIATED WITH THE PROPERTIES, REGARDLESS OF WHEN THE EVENTS OCCURRED THAT GIVE RISE TO SUCH CONDITION, AND THE ABOVE PROVIDED FOR ASSUMPTIONS AND INDEMNIFICATIONS BY BUYER SHALL EXPRESSLY COVER AND INCLUDE SUCH MATTERS. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS, OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, OR OTHERWISE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER GROUP OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

     18. ENVIRONMENTAL ASSESSMENT AND INDEMNIFICATION BY BUYER. BUYER EXPRESSLY ACKNOWLEDGES THAT IT HAS MADE AN ENVIRONMENTAL ASSESSMENT OF THE PROPERTIES, OR WILL BE GIVEN THE OPPORTUNITY TO DO SO SUBJECT TO THE TERMS OF THIS AGREEMENT. BUYER HEREBY AGREES TO ASSUME THE RISKS THAT THE PROPERTIES MAY CONTAIN WASTE MATERIALS OR HAZARDOUS SUBSTANCES, AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING BUT NOT LIMITED TO THE PRESENCE OF WASTE MATERIALS OR HAZARDOUS SUBSTANCES OR THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES, MAY EXIST IN, ON, OR UNDER THE PROPERTIES AS OF THE EFFECTIVE DATE, ALL RESPONSIBILITY AND LIABILITY RELATED TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, WILL BE TRANSFERRED FROM SELLER TO BUYER. BUYER ASSUMES FULL RESPONSIBILITY FOR, AND AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND SELLER FROM AND AGAINST ALL LOSS, LIABILITY, CLAIMS, FINES, EXPENSES, COSTS (INCLUDING ATTORNEYS' FEES AND EXPENSES) AND CAUSES OF ACTION CAUSED BY OR ARISING OUT OF ANY FEDERAL, STATE OR LOCAL LAWS, RULES, ORDERS AND REGULATIONS

APPLICABLE TO ANY NATURALLY OCCURRING RADIOACTIVE MATERIALS, WASTE MATERIAL OR HAZARDOUS SUBSTANCES ON OR ASSOCIATED WITH THE PROPERTIES OR THE PRESENCE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ALL NATURALLY OCCURRING RADIOACTIVE MATERIALS, WASTE MATERIAL OR HAZARDOUS SUBSTANCES FROM THE PROPERTIES INTO THE ATMOSPHERE OR INTO OR UPON LAND OR ANY WATER COURSE OR BODY OF WATER, INCLUDING GROUND WATER, WHETHER OR NOT ATTRIBUTABLE TO SELLER'S ACTIVITIES OR THE ACTIVITIES OF THIRD PARTIES (REGARDLESS OF WHETHER OR NOT SELLER WAS OR IS AWARE OF SUCH ACTIVITIES) PRIOR TO, DURING OR AFTER THE PERIOD OF SELLER'S OWNERSHIP OF THE PROPERTIES. THIS INDEMNIFICATION AND ASSUMPTION SHALL ALSO APPLY TO LIABILITY FOR VOLUNTARY ENVIRONMENTAL RESPONSE ACTIONS UNDERTAKEN PURSUANT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT (CERCLA) OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

     19. DISCLAIMER OF WARRANTIES. THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY AS TO, DESCRIPTION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, OR OTHERWISE. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND AS OF THE DEFECT NOTICE DATE SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") IN, ON, OR UNDER THE PROPERTIES. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME "AS IS, WHERE IS". WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR
ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE NOR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

     20. BUYER'S COVENANT NOT TO SUE SELLER GROUP. Except to enforce the provisions of this Agreement or the responsibilities and liabilities of Seller for claims, costs and expenses with respect to the Properties prior to the Effective Date according to Section 17., Buyer covenants not to sue Seller Group with regard to any claim or liability relating to the Properties, or this transaction, regardless of when or how the claim or liability arose or arises or whether the claim or liability was foreseeable or unforeseeable. BUYER'S COVENANT NOT TO SUE SELLER GROUP INCLUDES CLAIMS AND LIABILITIES RESULTING IN ANY WAY FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER GROUP, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

     21. COMMISSIONS. Seller agrees to indemnify and hold harmless Buyer, its parent and subsidiary companies and other affiliates, and their directors, officers, employees, and agents from and against any and all claims, obligations, actions, liabilities, losses, damages, costs, or expenses (including court costs and attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller Group from and against any and all claims, obligations, actions, liabilities, losses, damages, costs, or expenses (including court costs and attorneys' fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     22. CASUALTY LOSS. If the Properties are damaged by fire or other casualty prior to the Closing, this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event as to each such damaged Property that Seller, in its sole discretion, elects not to repair, Buyer either may treat such Property as if it had an Asserted Defect or elect not to adjust the Purchase Price therefor. If Buyer elects hereunder to treat the damaged Property as if it had an Asserted Defect, the procedure provided for in Section 11. shall apply to such Property, and all rights to insurance proceeds and claims against third parties related thereto shall belong to Seller. If Buyer elects hereunder not to adjust the Purchase Price for such damaged Property, and if Seller is entitled to any claims under an insurance policy with respect to such damage, Seller shall either collect and pay over, or assign, such insurance claims to Buyer. Buyer shall then take title to such Property without reduction of the Purchase Price. If Seller elects to repair a damaged Property, all rights to insurance proceeds and claims against third parties related thereto shall belong to Seller.

     23. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing, unless otherwise specifically provided herein, and shall be delivered by recognized commercial courier or delivery service (which provides a receipt), by facsimile (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

     If to Buyer:   Continental Resources, Inc.
                    P.O. Box 1032
                    Enid, Oklahoma 73702
                    Attn: Land Manager
                    Fax No. (405) 548-5182

     If to Seller:  Bass Enterprises Production Co.
                    210 Main Street
                    Fort Worth, Texas 76102
                    Attn: W. Frank McCreight
                    Fax No. (817) 390-8893

All such notices and communications shall be considered delivered on the date of receipt. Buyer or Seller may specify as its proper address any other address within the continental United States by giving notice to the other party, in the manner provided in this Section.

     24. SURVIVAL OF PROVISIONS. All representations, warranties, and indemnifications made herein, except as to any warranty of title by Seller, shall survive the Closing and the delivery of the Assignment and Bill of Sale. All obligations hereunder not satisfied at Closing shall survive Closing and delivery of the Assignment and Bill of Sale to the extent the Parties intend for such obligations to be satisfied after Closing. Buyer shall have until the Defect Notice Date in which to satisfy itself as! to the quantity and quality of Seller's title to the Properties.

     25.  MISCELLANEOUS MATTERS.

          (a) FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders, and other documents, and do such other and further acts and things as may be reasonably necessary more fully and effectively to grant, convey, and assign the Properties to Buyer.

          (b) ASSIGNABILITY. Except as provided below, neither party shall have the right to assign its rights under this Agreement without the prior written consent of the other party, and any such assignment in violation of this provision shall be void.

          (c) GAS BALANCES. Seller represents that there are no gas imbalances or make-up obligations affecting or relating to any of the properties.

          (d) WAIVER AND REPRESENTATION: TO THE EXTENT APPLICABLE TO THE TRANSACTION CONTEMPLATED HEREBY, OR ANY PORTION THEREOF, BUYER WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN
          SECTION 17.555 WHICH IS NOT WAIVED), TEXAS BUSINESS AND COMMERCE CODE. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring by purchase or lease, goods or services for commercial or business use,
          (b) has assets of Twenty Five Million Dollars ($25,000,000.00) or more according to its most recent financial statement, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (d) is not in a significantly disparate bargaining position.

          (e) CONFIDENTIALITY AGREEMENT. Until Closing, any Confidentiality Agreement executed by Buyer and Seller in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

          (f) PRIOR ENTIRE UNDERSTANDING/HEADINGS/GENDER. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter, except as provided above with respect to any Confidentiality Agreement. The headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement, words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

          (g) AMENDMENTS. This Agreement may be amended, modified, supplemented, restated, or discharged (and provisions hereof may be waived) only by an instrument executed by both Parties.

          (h) ASSOCIATED EXPENSES. Each party shall bear and pay all expenses it incurred and that are associated with the transaction contemplated by this Agreement. Payment of recording fees, filing fees, documentary stamp taxes, all sales taxes (if any, plus penalty and interest) and any other fees and taxes imposed on the Properties on and after the Effective Date, excluding Seller's income taxes, shall be paid by Buyer.

          (i) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the parties hereto and their respective heirs, successors, representatives, and assigns.

          (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one (1) and the same instrument. It shall not be necessary for both parties to sign the same counterpart.

          (k) ENFORCEABILITY. WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND BY THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT, TO THE EXTENT THE LAW OF A STATE IN WHICH THE PROPERTIES ARE LOCATED NECESSARILY GOVERNS, THE LAW OF SUCH STATE SHALL, TO SUCH EXTENT, APPLY TO THE PROPERTIES.

          (l) PUBLICITY. Prior to Closing, Buyer shall not issue any publicity or press release concerning this Agreement or the transaction contemplated hereby without the prior written consent of Seller unless, in the written opinion of legal counsel acceptable to Seller, such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange and such publicity or press release contains no more than the minimum information necessary to comply therewith.

          (m) USE OF SELLER'S NAME. Buyer agrees that, as soon as practicable after the Closing, it shall remove or cause to be removed the names and signs used by Seller, and all variations and derivatives thereof and logos relating thereto from the Properties and shall not thereafter make any use whatsoever of such names, signs, and logos. After Closing and as to those Properties Buyer has taken over as operator, Seller reserves the right of access to confirm that Buyer has removed Seller's name, signs, and logos. If Seller is forced to remove its name, signs, and logos because Buyer has failed to do so, Seller shall charge its costs to Buyer and Buyer shall pay Seller's invoice within fifteen (15) days of receipt.

          (n) SEVERABILITY. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material fashion to either Buyer or Seller. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Buyer and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (o) RESERVATION OF CLAIMS. Seller reserves all rights to claims, demands, cause of action, and lawsuits concerning the Properties against third parties that accrued before the Effective Date, whether discovered before or after the Effective Date, excluding any rights or claims associated with gas imbalances.

          (p) DUTY TO DEFEND. Where a party ("indemnitor") has agreed to indemnify, defend, and hold the other party ("indemnitee") harmless under this Agreement the indemnitee, at its sole option if it is the sole defendant, may elect to (a) manage its own defense, in which event the indemnitor will reimburse the indemnitee for all attorney's fees, court, and other costs reasonably incurred in defending a claim, upon delivery to the indemnitor of invoices for such expenses; or (b) allow the indemnitor to be responsible for all aspects of defense. If both parties are defendants in a claim, they shall reasonably endeavor to arrange for joint defense to minimize defense costs, but failure to reach such agreement shall in no event eliminate or limit any indemnity obligations hereunder.

          (q) EXHIBITS. All exhibits referenced herein and attached hereto are by reference incorporated into this Agreement.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above, but effective as of the Effective Date.

                              SELLERS

                              BASS ENTERPRISES PRODUCTION CO.


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                       W. Frank McCreight
                                       Vice President

                              PERRY R. BASS, INC.,
                              SID R. BASS, INC.,
                              LEE M. BASS, INC.,
                              KEYSTONE, INC.,
                              THRU LINE INC.


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                       W. Frank McCreight
                                       Vice President of all named corporations

                              GOLIAD PARTNERS, L.P.
                              By its Managing Partners
                              PRB-GP, Inc.
                              LMB-GP, Inc.
                              WPH-GP, Inc.


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                       W. Frank McCreight
                                       Vice President of all named corporations

                              THE BASS MANAGEMENT TRUST


                              By:  /s/ PERRY R. BASS
                                   -----------------------------------
                                       Perry R. Bass, Trustee

                              SID R. BASS, MANAGEMENT TRUST


                              By:  /s/ SID R. BASS
                                   -----------------------------------
                                       Sid R. Bass, Trustee

                              By:  /s/ LEE M. BASS
                                   -----------------------------------
                                       Lee M. Bass

                              D W  GENPAR, INC.


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                       W. Frank McCreight
                                       Vice President

                              W D. PARTNERS, L. P.
                              By DW Genpar, Inc., General Partner

                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                       W. Frank McCreight
                                       Vice President

                              WPH-GP, INC.


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                          W. Frank McCreight
                                          Vice President

                              WORLAND ASSOCIATES, Texas General Partnership
                              By: Sid R. Bass, Inc. Managing Partner


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                          W. Frank McCreight
                                          Vice President

                              WORLAND ASSOCIATES II
                              By: Sid R. Bass, Inc. Managing Partner


                              By:  /s/ W. FRANK MCCREIGHT
                                   -----------------------------------
                                          W. Frank McCreight
                                          Vice President

                              BUYER

                              CONTINENTAL RESOURCES, INC.


                              By:  /s/ HAROLD HAMM
                                   -----------------------------------
                                       Harold Hamm
                                       President


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